EXHIBIT 7C

For period ending 9/30/2013 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1.
Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

                                                                  Is this the
                                                                  last filing
Series                                                            for this
Number  Series Name                                               Series? (Y/N)

128	Wells Fargo Advantage Common Stock Fund                         N
130	Wells Fargo Advantage Discovery Fund                            N
131	Wells Fargo Advantage Enterprise Fund                           N
132	Wells Fargo Advantage Special Mid Cap Value Fund                N
133	Wells Fargo Advantage Opportunity Fund                          N
165	Wells Fargo Advantage Diversified Capital Builder Fund          N
166	Wells Fargo Advantage Diversified Income Builder Fund           N
169	Wells Fargo Advantage Asset Allocation Fund                     N
183	Wells Fargo Advantage Absolute Return Fund                      N